                                                Filed Pursuant to Rule 424(b)(3)
                                                          SEC File No. 333-45551

PROSPECTUS SUPPLEMENT TO
PROSPECTUS DATED FEBRUARY 10, 1998
AND PROSPECTUS SUPPLEMENTS DATED APRIL 8, 1998
JUNE 24, 1998 AND SEPTEMBER 25, 1998

                             PRIME HOSPITALITY CORP.

                                  Common Stock

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           The date of this Prospectus Supplement is October 28, 1998

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        The following information  supplements the Prospectus dated February 10,
1998 of Prime Hospitality Corp., a Delaware corporation (the "Company"), as supplemented by the Prospectus Supplements dated April 8, 1998, June 24, 1998 and September 25, 1998, relating to the offering of up to 3,637,832 presently outstanding shares (the "Shares") of Common Stock, par value $.01 per share (the "Common Stock") of the Company from time to time by certain stockholders (the "Selling Stockholders").

        The following information is substituted in place of the table of Selling Stockholders under "Selling Stockholders" to reflect the distributions of Shares by certain previously identified Selling Stockholders to their respective partners subsequent to February 10, 1998:

                                                                                                         No. of
                                                                                                         Shares
                                                                                                          Owned
                                                                                                          Prior
                                                                                                          to the
                                                                                                         Offering
Selling Stockholder
-----------                                                                                             --------
Developer Extended Stay Partners, L.P. (1)..............................................                   363,326
Robert A. Faith (2).....................................................................                   826,542
Harlan R. Crow (3)......................................................................                 1,352,709
Crow Hotel Realty Investors, L.P. (4)...................................................                   970,568
Crow Family, Inc. (5)...................................................................                 1,349,673
Greystar Capital Partners, L.P. (6) (11)................................................                   424,427
Greystar Holdings, Inc. (6) (8).........................................................                    18,844
Clifford A. Breining (7)................................................................                       856
CFP Residential, L.P. (7)...............................................................                    27,069
Patrick W Dukes (7).....................................................................                     1,603
E. Garth Erdossy (7)....................................................................                     4,165
Robert M. Hutt (7)......................................................................                     1,923
Randy J. Pace (7).......................................................................                     3,530
J. Ronald Terwilliger (7)...............................................................                    27,081
Bruce C. Ward (7).......................................................................                     7,663
JMI Investments ES 1996, Inc. (9).......................................................                 1,050,018



                                                                                      No. of Shares
                                                                                       Owned Prior
                                                                                         to the
                       Selling Stockholder                                              Offering
                       -------------------                                      ----------------------
JMI Realty (10).........................................................................129,044
John J. Moores (11).....................................................................338,286
John J. Moores Jr. Trust (11)...........................................................155,430
Jennifer Ann Moores Trust (11)..........................................................155,430
Rachel Erin Shulman Trust (11).......................................................... 13,816
Jason Brian Shulman Trust (11).......................................................... 13,816
Britton Lee Baas Trust (11)............................................................. 13,816
Seth Joseph Baas Trust (11)............................................................. 13,816
Roseanne Elaine Baas Trust (11)......................................................... 13,816
Christopher Nathan Baas Trust........................................................... 13,816
Melissa Kristen Moores Trust (11)....................................................... 13,816
Charles E. Noell, III (11).............................................................. 13,816
Joel K. Oldham, IV (12)................................................................. 19,621
Mark Thomas Spiegel (13)................................................................ 12,713
Jeffery T. Roberts (11)................................................................. 34,540
William B. Buchanan, Jr. (11)...........................................................  6,908
Greystar Partners L.P. (14).............................................................116,106
David J. Elwell (7).....................................................................    535
David J. Hubbard (7)....................................................................   9,064
Brian K. Cranor (7).....................................................................   2,140
James E. Thomas, Jr. (7)................................................................   4,052
Leonard W Wood Family LP (7)............................................................  10,943
Joel S. Ehrenkranz (15).................................................................   6,600
Sanford B. Ehrenkranz (15)..............................................................   3,020
Roger A. Goldman (15)...................................................................   1,175
Hans Albrecht (15)......................................................................  66,921
Courtland Associates (15)............................................................... 237,486
Leslie A. Brenner (15)..................................................................     125
Laurence W Cohen (15)...................................................................   1,007
Rachel Covington (15)...................................................................     125
Amy G. Birmingham (15)..................................................................     447
Clyde P. Holland, Jr. (7)...............................................................   5,628
Scott A. Matthews (7)...................................................................   2,138
Jennifer L. Moriarity (7)...............................................................     428
Donald W White (7)......................................................................     428
Douglas L. Daley (7)....................................................................     214
Michael Collins (7).....................................................................     214
Douglas A. Hoeksema (7).................................................................   3,206
Brad D. Bryant (7)......................................................................     214
Greg W. Iglehart (7)....................................................................   1,603
Chris D. Wheeler (7)....................................................................   2,850

----------------------------

(1) Shares owned by Developer Extended Stay Partners, L.P. ("DESP LP") will be voted by its general partner, DESP General Partner, L.L.C., until such time as such shares are distributed by such partnership to its partners, TCR Extended Stay I Limited Partnership ("TCR") and Greystar Realty Services, L.P. ("Greystar Realty Services").

(2) Includes 18,844 shares owned by Greystar Holdings, Inc. ("GHl") of which Mr. Faith is the sole stockholder. Mr. Faith disclaims beneficial ownership of all such shares held by GM. Includes 363,326 shares owned by DESP LP as to which Mr. Faith has shared voting power as a result of his indirect ownership of a percentage interest in DESP General Partner, L.L. C., the sole general partner of such partnership. Mr. Faith disclaims beneficial ownership of all such shares beyond his percentage ownership therein. Also includes (i) 259,051 shares distributed by JMI/Greystar Extended Stay Partners, L.P ("JMI/Greystar ESP") to JMI Investments ES 1996, Inc., as one of its limited partners ("JMI 1996"), and subsequently distributed by JMI 1996 to Mr. Faith, as one of its limited partners, and (ii) 103,335 shares distributed by JMI/Greystar Realty Partners L.P. CUMI/Greystar Realty") to Greystar Partners, L.P. ("Greystar Partners"), as one of its limited partners, and subsequently distributed by Greystar Partners to Mr. Faith, as one of its limited partners. Also includes 81,986 shares of Prime Common Stock issuable pursuant to fully vested options granted under the Homegate Hospitality, Inc. 1996 Long-Term Incentive Plan (the " 1996 Plan").

(3) Includes 15,779 shares owned by Crow Family, Inc., of which Mr. Crow is the sole director. Includes 970,568 shares owned by Crow Hotel Realty Investors, L.P., as Crow Family, Inc. is the sole general partner of each such partnership. Also includes 363,326 shares owned by DESP LP, as to which Mr. Crow has shared voting power as a result of Crow Family, Inc.'s ownership of a percentage interest in DESP General Partner, L.L.C., the sole general partner of such partnership and 3,036 fully vested options granted under the 1996 Plan to non-employee directors. Mr. Crow disclaims beneficial ownership of all shares other than the shares subject to an option to acquire 3,03 6 shares of Prime's Common Stock granted under the 1996 Plan.

(4)      Includes   910,633  shares   distributed  by  CRYESH   Partners,   L.P.
         ("CRI/ESIT") to Crow Hotel Realty Investors, L.P., as one of its limited partners.

(5) Includes 8,420 shares owned by Crow Family, Inc., as the general partner of ESH Partners, L.P. and 7,359 shares owned directly by Crow Family, Inc. Includes 970,568 shares owned by Crow Hotel Realty Investors, L.P., of which Crow Family, Inc. is the sole general partner. Also includes 363,326 shares owned by DESP LP as a result of Crow Family, Inc.'s ownership of a percentage interest in DESP General Partner, L.L.C., the sole general partner of such partnership.

(6) Consists of shares distributed by DESP LP to Greystar Realty Services, as one of its limited partners and subsequently distributed by Greystar Realty Services to the holder, as a partner.

(7) Consists of shares distributed by DESP LP to TCR, as one of its limited partners, and subsequently distributed by TCR to the holder, as a limited partner.

(8) Consists of (i) 13,816 shares distributed by JMI/Greystar ESP to GHI as its general partner,

         (ii) 2,370 shares  distributed by  JMII/Greystar  Realty to GHI as its
          general  partner,   and  (iii)  1,  161  shares   distributed  by
          JMI/Greystar Realty to Greystar Partners, as one of its limited partners, and subsequently distributed by Greystar Partners to GHI, as its general partner.

(9) Consists of shares distributed by JMI/Greystar ESP to AU 1996, as one of its limited partners. All such shares were subsequently distributed by JMI 1996 to its partners.

(10) Consists of (i) 10,569 shares distributed by JMII/Greystar ESP to JMI 1996, as one of its limited partners, and subsequently distributed by JMI 1996 to JMI Realty, as one of its limited partners, and (ii) II 8,475 shares distributed by JMI/Greystar Realty to JMI Realty, as one of its limited partners.

(11) Consists of shares distributed by JMI/Greystar ESP to JMI 1996, as one of its limited partners, and subsequently distributed to the holder, as a limited partner.

(12) Consists of (i) 13,816 shares distributed by JMII/Greystar ESP to JMI 1996, as one of its limited partners, and subsequently distributed by JNH 1996 to Mr. Oldham, as a limited partner, and (ii) 5,805 shares distributed by JMI/Greystar Realty to Greystar Partners, as one of its limited partners, and subsequently distributed by Greystar Partners to Mr. Oldham, as a limited partner.

(13) Consists of (i) 6,908 shares distributed by JMI/Greystar ESP to JMI 1996, as one of its limited partners, and subsequently distributed by JMI 1996 to Mr. Spiegel, as a limited partner, and (ii) 5,805 shares distributed by JMEI/Greystar Realty to Greystar Partners, as one of its limited partners, and subsequently distributed by Greystar Partners to Mr. Spiegel, as a limited partner.

(14)     Consists  of shares  distributed  by  JMI/Greystar  Realty to  Greystar
         Partners,   as  a  limited  partner.   Greystar  Partners  subsequently
         distributed all such shares to its partners.

(15) Consists of shares distributed by CRI/ESH to the holder as a limited partner.